                         TD WATERHOUSE VARIABLE ANNUITY
                               SEPARATE ACCOUNT A
                       FIRST FORTIS LIFE INSURANCE COMPANY

       SUPPLEMENT DATED MAY 19, 2003 TO THE PROSPECTUS DATED MAY 1, 2003

The Board of Trustees of the Montgomery Funds has approved a proposal to merge the Montgomery Variable Series: Emerging Markets Fund into the Gartmore GVIT Developing Markets Fund.

If approved by Fund shareholders, the Merger is expected to be completed on or about June 23, 2003. As a result, if any of your Contract Value is allocated to the Montgomery Variable Series: Emerging Markets Fund Sub-Account, that Contract Value will be merged into the Gartmore GVIT Developing Markets Fund Sub-Account. If you are enrolled in any Dollar Cost Averaging, InvestEase(R), or Asset Rebalancing Program with allocations to the Montgomery Variable Series: Emerging Markets Fund Sub-Account, that allocation will be directed to the Gartmore GVIT Developing Markets Fund Sub-Account at the close of trading on the New York Stock Exchange on or about June 23, 2003. In addition, as of the close of trading on the New York Stock Exchange on or about June 23, 2003, future allocations to the Montgomery Variable Series: Emerging Markets Fund Sub-Account will be directed to the Gartmore GVIT Developing Markets Fund Sub-Account. Upon completion of the Merger, the Montgomery Variable Series: Emerging Markets Fund Sub-Account will no longer be available.

If the merger is approved by Fund shareholders, the prospectus will be modified as follows:

All references to the Montgomery Variable Series: Emerging Markets Fund will be deleted. In addition, the following Sub-Account and underlying Fund will be added alphabetically to the cover page of the prospectus:

GARTMORE GVIT DEVELOPING MARKETS FUND SUB-ACCOUNT which purchases Class II shares of the Gartmore Variable Insurance Trust.

The following Annual Fund Operating Expense information along with the corresponding footnotes will be added to the Annual Fund Operating Expense Table of the prospectus:

                                                                                       TOTAL FUND
                                           MANAGEMENT   12B-1 AND/OR      OTHER        OPERATING
                                              FEES        SERVICING    EXPENSES (1)     EXPENSES
                                                            FEES
--------------------------------------------------------------------------------------------------
Gartmore GVIT Developing Markets Fund -
  Class II (2)                                1.15%         0.25%         0.24%           1.64%
--------------------------------------------------------------------------------------------------

(1) As a new fund, the GVIT Acquiring Fund has no prior history of investment operations; accordingly, these "Other Expenses" are estimates for its first fiscal period ending December 31, 2003.

(2) The Fund's adviser has contractually agreed to limit (excluding any taxes, interest, brokerage fees, extraordinary expenses, Rule 12b-1 fees and administrative services fees) Total Fund Operating Expense for Class II shares to 1.35% through April 30, 2005. If the maximum amount of Rule 12b-1 fees and administrative services fees were charged, the "Total Annual Fund Operating Expenses" could increase to 1.85% for Class II shares. The Fund is authorized to reimburse the Funds adviser for management fees previously waived and/or the cost of Other Expenses paid provided the reimbursement will not cause Class II shares of the Fund to exceed the expense limitation then in effect.

The following paragraph will be added under the section entitled "The Funds":

The Gartmore Variable Insurance Trust is an open-end investment company. This Massachusetts business trust was organized on June 30, 1981. Gartmore Global Asset Management Trust serves as the investment adviser to the Fund. Gartmore Global Partners serves as the sub-adviser to the Funds.

The following investment objective will be added in alphabetical order under the section entitled "The Funds":

GARTMORE GVIT DEVELOPING MARKETS FUND - Seeks long-term capital appreciation.

Under the section entitled "Accumulation Unit Values" the following will be added after the first paragraph:

There is no information for the Gartmore GVIT Developing Markets Fund Sub-Account because as of December 31, 2002, the Sub-Account had not commenced operation.











  THIS SUPPLEMENT SHOULD BE RETAINED WITH THE PROSPECTUS FOR FUTURE REFERENCE.

HV-4704
333-20345